EXHIBIT 99.1

SigmaTron International, Inc. Reports First Quarter Financial Results for Fiscal 2023

ELK GROVE VILLAGE, Ill., Sept. 12, 2022 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal quarter ended July 31, 2022.

Revenues increased $19.8 million, or 23 percent, to $105.5 million in the first quarter of fiscal 2023 compared to $85.7 million for the same quarter in the prior year. Net income for the first quarter ended July 31, 2022, was $1,376,675 compared to a net income of $8,796,716 (including $6,282,973 from the forgiveness of the PPP loan) for the same quarter in the prior year. Basic and diluted income per share for the quarter ended July 31, 2022, were $0.23 and $0.22, respectively, compared to basic and diluted income per share of $2.06 and $2.02, respectively, for the same quarter ended July 31, 2021.

Commenting on SigmaTron’s first quarter, fiscal 2023 results, Gary R. Fairhead, Chief Executive Officer, and Chairman of the Board, said, “I’m pleased to report a solid quarter for the beginning of fiscal 2023. Our pre-tax profit was $1,906,075, which included an expected pre-tax loss of $2,223,561 for Wagz, our pet tech IoT start-up. Comparisons between the first quarter of fiscal 2022 and the first quarter of fiscal 2023 are difficult. The pre-tax profit for the first quarter of fiscal 2022 was $9,553,661, which included a one-time gain from the forgiveness of the PPP loan of $6,282,973 and was before SigmaTron acquired Wagz. This compares to the pre-tax profit for the first quarter of fiscal 2023 was $1,906,075, after a Wagz pre-tax loss of $2,223,561, mentioned above.”

“The backlog for the EMS segment remains strong and growing. Despite the continuing challenges in the electronic component marketplace, sales are running at record levels for the Company. We continue to see strength in the industrial marketplace. Existing customers are slowly launching new products and we have several new opportunities that look promising. Unfortunately, we see no end in sight to the supply chain challenges that we have been dealing with for at least 18 months and none of the semiconductor companies are suggesting otherwise. The challenges will certainly continue for the balance of fiscal 2023, based on what we know at this time. This of course causes our inventory to grow significantly and puts pressure on cash flow. It also leads to manufacturing inefficiencies due to the uncertainty of when parts will be received.”

“The Pet Tech Segment, as mentioned above, had a loss for the first quarter as anticipated. We continue to make progress with the performance of the Freedom Smart Dog Collar™, as well as a new product that will be introduced early next year. We are also working on related products, with several large OEM’s and interest in pet tech remains strong. We remain optimistic that this will be an important part of our future as our product line and capabilities grow in this IoT market.”

“We earlier announced on July 21, 2022, that we had secured a new $40,000,000 term loan under a credit agreement with TCW Asset Management Company, LLC, as administrative agent, and the other Lenders party thereto (collectively, “TCW”). In conjunction with the TCW credit agreement, JPMorgan Chase, our senior lender, increased the maximum revolving line of credit available to $70,000,000, based on the current borrowing base and eligible collateral. In addition, the JPMorgan Chase credit agreement has been extended and now expires in 5 years on July 18, 2027, which matches the term of the TCW credit agreement. The purpose of this term loan was to focus on the working capital requirements for both segments as they grow and deal with the electronic component marketplace. We remain pleased and appreciate the support and confidence we have received from both JPMorgan Chase Bank, NA and TCW as we move forward with these opportunities.”

About SigmaTron International, Inc.

Headquartered in Elk Grove Village, Illinois, SigmaTron International, Inc. operates in two reportable segments as an independent provider of electronic manufacturing services (“EMS”), and as a provider of products to the pet technology (“Pet Tech”) market. The EMS segment includes printed circuit board assemblies, electro-mechanical subassemblies and completely assembled (box-build) electronic products. The Pet Tech segment offers electronic products such as the Freedom Smart Dog Collar™, a wireless, geo-mapped fence, and wellness system, and apparel and accessories. SigmaTron International, Inc. and its wholly-owned subsidiaries (the “Company”) operate manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Biên Hòa City, Vietnam. In addition, the Company maintains an International Procurement Office and Compliance and Sustainability Center (“IPO”) in Taipei, Taiwan. The Company also provides design services in Elgin, Illinois, U.S. and Portsmouth, New Hampshire, U.S.

Forward-Looking Statements

Note: This press release contains forward-looking statements. Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the direct and indirect risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the risks inherent in any merger, acquisition or business combination including the December 31, 2021 acquisition of Wagz; the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets impairment testing; the ability to achieve the expected benefits of acquisitions as well as the expenses of acquisitions; the collection of aged account receivables; the variability of the Company’s customers’ requirements; the impact of inflation on the Company’s operating results; the availability and cost of necessary components and materials; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements, including the phase out of LIBOR; the ability to meet the Company’s financial and restrictive covenants under its loan agreements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the spread of COVID-19 and variants which has threatened the Company’s financial stability by causing a decrease in consumer revenues, caused a disruption to the Company’s global supply chain, and caused plant closings or reduced operations thus reducing output at those facilities; the continued availability of scarce raw materials, exacerbated by global supply chain disruptions, necessary for the manufacture of products by the Company; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; global business disruption caused by the Russian invasion in Ukraine and related sanctions; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

	Three Months	Three Months
	Ended	Ended
	July 31,	July 31,
	2022	2021

Net sales	105,572,856	85,739,434

Cost of products sold	93,887,821	76,156,956

Gross profit	11,685,035	9,582,478

Selling and administrative expenses	8,861,218	6,111,015

Operating income	2,823,817	3,471,463

Gain on extinguishment of long-term debt	-	(6,282,973)
Other expense	917,742	200,775

Income before income tax expense	1,906,075	9,553,661

Income tax expense	529,400	756,945

Net income	$1,376,675	$8,796,716

Net income per common share - basic	$0.23	$2.06

Net income per common share - assuming dilution	$0.22	$2.02

Weighted average number of common equivalent shares outstanding - assuming dilution	6,191,395	4,353,912

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31,	April 30,
	2022	2022

Assets:

Current assets	$242,762,484	$218,944,139

Machinery and equipment-net	35,684,447	35,973,215

Deferred income taxes	746,539	856,863
Intangibles	12,173,716	12,409,478
Goodwill	13,320,534	13,320,534
Other assets	11,365,526	12,127,048

Total assets	$316,053,246	$293,631,277

Liabilities and stockholders' equity:

Current liabilities	$129,579,519	$132,501,195

Long-term obligations	96,618,289	72,796,085

Stockholders' equity	89,855,438	88,333,997

Total liabilities and stockholders' equity	$316,053,246	$293,631,277

For Further Information Contact:
SigmaTron International, Inc.
James J. Reiman
1-800-700-9095